Exhibit 99.24

4411 South 40th St., Ste. D11 Phoenix, Arizona 85040

FOR IMMEDIATE RELEASE	Telephone: (602) 437-5400 Fax: (602) 437-1681

Investor Contact:	Company Contact:
Neil Berkman Associates	Bradley E. Larson
(310) 277-5162	Chief Executive Officer
info@BerkmanAssociates.com	www.MeadowValley.com

Ready Mix, Inc. Subsidiary of Meadow Valley
Files Registration Statement with SEC

     PHOENIX, ARIZONA, February 14, 2005 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that its wholly owned subsidiary, Ready Mix, Inc. (RMI), has filed a registration statement with the Securities and Exchange Commission for the initial public offering of 1,000,000 shares of RMI common stock at a proposed offering price of $12.00 per share. The shares will be offered on a firm commitment basis through HD Brous & Co., Inc. Subsequent to the offering, Meadow Valley will own 1,500,000 shares of RMI common stock, or 60% of the total shares of RMI outstanding. Proceeds from the initial public offering are expected to be used by RMI for the purchase of plant and equipment, repayment of debt to Meadow Valley and working capital.

     This announcement is not an offer to sell nor the solicitation of an offer to buy RMI securities. Any such offer or solicitation will only be made by a prospectus and only in such states wherein the offering would be lawful.

About Ready Mix, Inc.

     Ready Mix, Inc., based in Las Vegas, has provided ready-mix concrete products to the construction industry since 1996. RMI currently operates two ready-mix concrete plants in the metropolitan Phoenix area, two plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. RMI also operates a sand and gravel crushing and screening facility in Moapa which provides raw materials for its Las Vegas and Moapa concrete plants. RMI currently operates a fleet of 125 ready-mix trucks to deliver concrete to customer job sites.

About Meadow Valley

     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways while the Company’s construction materials operations provide concrete, gravel products and asphalt to itself and to other contractors. The Company’s current operations are concentrated in the Las Vegas and Phoenix metropolitan areas.

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